Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMSTOCK HOLDING COMPANIES, INC.

Comstock Holding Companies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the corporation is Comstock Holding Companies, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 24, 2004 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 17, 2004, as amended by that Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 28, 2011, as amended by that Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 22, 2012 (as amended, the “Amended and Restated Certificate of Incorporation).

2. The Board of Directors of the Corporation, at a meeting duly convened on March 18, 2015, adopted resolutions proposing and declaring advisable that Article IV(A)(2)(b) of the Amended and Restated Certificate of Incorporation be amended in its entirety to read as follows:

Each share of Class B Common Stock shall entitle the holder thereof to the Applicable Class B Per Share Vote in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation, except with respect to any Going Private Transaction (as hereinafter defined), which shall be governed by Paragraph (A)(10) of this Article IV. As used herein, “Applicable Class B Per Share Vote” means fifteen (15) votes, provided that (i) in the event the Rights (such term and other capitalized terms used in this Article (IV)(A)(2)(b) and not otherwise defined in this Amended and Restated Certificate of Incorporation having the meanings assigned to such terms in the Section 382 Rights Agreement dated as of March 27, 2015 between the Corporation and American Stock Transfer & Trust Company, LLC, as the same may be amended from time to time (the “Rights Plan”)) become exercisable for Class A Common Stock and/or other voting securities in accordance with Section 11 of the Rights Plan, “Applicable Class B Per Share Vote” shall mean the number of votes per share of Class B Common Stock that result in the aggregate voting power of the outstanding Class B Common Stock as a percentage of the total voting power of the outstanding voting securities of the Company immediately following time at which the Rights become so exercisable, when taken together with the aggregate voting power of all such Class A Common Stock and/or other voting securities issuable upon exercise of Rights distributed with respect to the Class B Common Stock, being equal to the aggregate voting power of the outstanding Class B Common Stock as a percentage of the total voting power of the outstanding voting securities of the Company immediately prior to the time at which the Rights become so exercisable, assuming the exercise of all Rights (taking into account from time to time each adjustment to the number of shares of Class A Common Stock or other voting securities so issuable, each adjustment to the Purchase Price and each adjustment to the number of outstanding Rights that is given effect in accordance with the terms of the Rights Plan), and (ii) in the event the Board of Directors of the Company takes an action to exchange all or any portion of the Rights for shares of Class A Common Stock and/or other voting securities in accordance with Section 27 of the Rights Plan, from and after the date of such action, the calculation of the Applicable Class B Per Share Vote to be made pursuant to clause (i) of this proviso shall be made by substituting for the number of shares of Class A Common Stock and other voting securities issuable upon exercise of the Rights to be so exchanged the number of shares of Class A Common Stock and other voting securities to be issued in exchange for such Rights.

3. This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Comstock Holding Companies, Inc. has caused this Certificate of Amendment to be executed as of this 17th day of June, 2015.

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMSTOCK HOLDING COMPANIES, INC.

Comstock Holding Companies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the corporation is Comstock Holding Companies, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 24, 2004 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 17, 2004, as amended by that Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 28, 2011, as amended by that Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 22, 2012, as amended by that Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 17, 2015 (as amended, the “Amended and Restated Certificate of Incorporation).

2. The Amended and Restated Certificate of Incorporation is hereby amended by deleting the first part of Article IV that appears prior to section (A) of Article IV and inserting the following in lieu thereof:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Thirty One Million Four Hundred Twenty Eight Thousand and Five Hundred Seventy One (31,428,571) shares, of which:

Eleven Million Thirty Eight Thousand and Seventy One (11,038,071) shares, par value $0.01 per share, shall be shares of Class A common stock (the “Class A Common Stock”);

Three Hundred Ninety Thousand and Five Hundred (390,500) shares, par value $0.01 per share, shall be shares of Class B common stock (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and

Twenty Million (20,000,000) shares, par value $0.01 per share, shall be shares of preferred stock (the “Preferred Stock”).”

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, each seven shares of the Corporation’s Class A Common Stock, par value $0.01 per share, and each seven shares of the Corporation’s Class B Common Stock, par value $0.01 per share, issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Class A Common Stock, par value $0.01 per share, of the Corporation and one share of Class B Common Stock, par value $0.01 per share, of the Corporation, respectively (the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Company. No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall receive cash from the Company in lieu of such fractional interest. With respect to shares of Class A Common Stock, the transfer agent will aggregate all fractional shares and sell them as soon as practicable at the then prevailing prices on the open market and stockholders will receive a cash payment from the transfer agent in an amount equal to their respective pro rata share of the total net proceeds of such sales. With respect to shares of Class B Common Stock, the stockholders will receive the fair market value of their fractional shares, as determined in good faith by the Board.”

3. This Certificate of Amendment was effected pursuant to a resolution of the Board of Directors of the Corporation.

4. This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment shall be effective at 5:00 p.m. Eastern Time on September 25, 2015.

IN WITNESS WHEREOF, Comstock Holding Companies, Inc. has caused this Certificate of Amendment to be executed as of this 23rd day of September, 2015.

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMSTOCK HOMEBUILDING COMPANIES, INC.

Comstock Homebuilding Companies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the corporation is Comstock Homebuilding Companies, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 24, 2004 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 17, 2004.

2. The Board of Directors of the Corporation, at a meeting duly convened on May 6, 2011, adopted resolutions proposing and declaring advisable that Article IV(A)(2)(b) of the Amended and Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

Each share of Class B Common Stock shall entitle the holder thereof to the Applicable Class B Per Share Vote in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation, except with respect to any Going Private Transaction (as hereinafter defined), which shall be governed by Paragraph (A)(10) of this Article IV. As used herein, “Applicable Class B Per Share Vote” means fifteen (15) votes, provided that (i) in the event the Rights (such term and other capitalized terms used in this Article (IV)(A)(2)(b) and not otherwise defined in this Amended and Restated Certificate of Incorporation having the meanings assigned to such terms in the Section 382 Rights Agreement dated as of May 6, 2011 between the Corporation and American Stock Transfer & Trust Company, LLC, s the same may be amended from time to time (the “Rights Plan”)) become exercisable for Class A Common Stock and/or other voting securities in accordance with Section 11 of the Rights Plan, “Applicable Class B Per Share Vote” shall mean the number of votes per share of Class B Common Stock that result in the aggregate voting power of the outstanding Class B Common Stock as a percentage of the total voting power of the outstanding voting securities of the Company immediately following time at which the Rights become so exercisable, when taken together with the aggregate voting power of all such Class A Common Stock and/or other voting securities issuable upon exercise of Rights distributed with respect to the Class B Common Stock, being equal to the aggregate voting power of the outstanding Class B Common Stock as a percentage of the total voting power of the outstanding voting securities of the Company immediately prior to the time at which the Rights become so exercisable, assuming the exercise of all Rights (taking into account from time to time each adjustment to the number of shares of Class A Common Stock or other voting securities so issuable, each adjustment to the Purchase Price and each adjustment to the number of outstanding Rights that is given effect in accordance with the terms of the Rights Plan), and (ii) in the event the Board of Directors of the Company takes an action to exchange all or any portion of the Rights for shares of Class A Common Stock and/or other voting securities in accordance with Section 27 of the Rights Plan, from and after the date of such action, the calculation of the Applicable Class B Per Share Vote to be made pursuant to clause (i) of this proviso shall be made by substituting for the number of shares of Class A Common Stock and other voting securities issuable upon exercise of the Rights to be so exchanged the number of shares of Class A Common Stock and other voting securities to be issued in exchange for such Rights.

3. This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Comstock Homebuilding Companies, Inc. has caused this Certificate of Amendment to be executed as of this 17th day of June, 2011.

COMSTOCK HOMEBUILDING COMPANIES, INC.

By	/s/ Christopher Clemente
Name: Christopher Clemente
Title: CEO

COMSTOCK HOMEBUILDING COMPANIES, INC.

CERTIFICATE OF AMENDMENT

Comstock Homebuilding Companies, Inc., a Delaware corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that this Certificate of Amendment be considered at the next annual meeting of stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board hereby approves and adopts a certificate of amendment to the Charter, a copy of which is attached hereto as Exhibit A (the “Certificate of Amendment”), so that, as amended, Article I of the Charter shall be and read as, “The name of the Corporation is Comstock Holding Companies, Inc.”, declares the Certificate of Amendment to be advisable and directs that the Certificate of Amendment proposed be considered at the next annual meeting of stockholders of the Corporation (the “2012 Annual Meeting”);

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The undersigned acknowledges this Certificate of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

FIFTH: Except as amended hereby, the rest and remainder of the Corporation’s charter shall be and remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its General Counsel and Secretary as of the      day of             , 2012.

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente
Chairman and Chief Executive Officer

ATTEST

By:	/s/ Jubal R. Thompson
Jubal R. Thompson
General Counsel and Secretary

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “COMSTOCK HOMEBUILDING COMPANIES, INC.”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF DECEMBER, A.D. 2004, AT 9:01 O’CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

3782748 8100	AUTHENTICATION: 1301413

140483912	DATE: 04-17-14

you may verify this certificate online

at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 09:01 AM 12/17/2004 FILED 09:01 AM 12/17/2004 SRV 040915537 – 3782748 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

COMSTOCK HOMEBUILDING COMPANIES, INC.

Comstock Homebuilding Companies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The corporation was incorporated on May 24, 2004, under the name Comstock Companies, Inc., pursuant to the General Corporation Law of the State of Delaware. The Certificate of Incorporation was amended on July 2, 2004.

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“ARTICLE I

NAME

The name of the Corporation is Comstock Homebuilding Companies, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, of which:

Seventy Seven Million Two Hundred Sixty Six Thousand and Five Hundred (77,266,500) shares, par value $0.01 per share, shall be shares of Class A common stock (the “Class A Common Stock”);

Two Million Seven Hundred Thirty Three and Five Hundred (2,733,500) shares, par value $0.01 per share, shall be shares of Class B common stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and

Twenty Million (20,000,000) shares, par value $0.01 per share, shall be shares of preferred stock (the “Preferred Stock”).

(A) Common Stock. Except as (i) otherwise required by law or (ii) expressly provided in this Amended and Restated Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(1) Dividends. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Amended and Restated Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that any dividends payable in shares of Common Stock (or payable in rights to subscribe for or purchase shares of Common Stock or securities or indebtedness convertible into or exchangeable for shares of Common Stock) shall be declared and paid at the same rate on each class of Common Stock and only in shares of Class A Common Stock (or rights to subscribe for or to purchase shares of Class A Common Stock or securities or indebtedness convertible into or exchangeable for shares of Class A Common Stock) to holders of Class A Common Stock and in shares of Class B Common Stock (or rights to subscribe for or to purchase shares of Class B Common Stock or securities or indebtedness convertible into or exchangeable for shares of Class B Common Stock) to holders of Class B Common Stock.

(2) Voting Rights. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class with respect to all matters submitted to a vote of holders of shares of Common Stock, subject to any voting rights which may be granted to holders of any Preferred Stock. The holders of shares of Common Stock shall have the following voting rights:

(a) Each share of Class A Common Stock shall entitle the holder thereof to one (1) vote in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation; and

(b) Each share of Class B Common Stock shall entitle the holder thereof to fifteen (15) votes in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation, except with respect to any Going Private Transaction (as hereinafter defined), which shall be governed by Paragraph (A)(10) of this Article IV.

(3) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (A)(3).

(4) Voluntary Conversion of Class B Common Stock.

(a) The holder of each share of Class B Common Stock shall have the right at any time, or from time to time, at such holder’s option, to convert such share into one fully paid and nonassessable share of Class A Common Stock on and subject to the terms and conditions hereinafter set forth.

(b) In order to exercise the conversion privilege, the holder of any shares of Class B Common Stock to be converted shall present and surrender the certificate or certificates representing such shares during usual business hours at any office or agency of the Corporation maintained for the transfer of Class B Common Stock and shall deliver a written notice of the election of the holder to convert the shares represented by such certificate or any portion thereof specified in such notice. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Class A Common Stock issuable on such conversion shall be registered. If required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or his duly authorized representative. Each conversion of shares of Class B Common Stock shall be deemed to have been effected on the date (the “Conversion Date”) on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer shall have been received as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable on such conversion shall be, for the purpose of receiving dividends and for all other corporate purposes whatsoever, deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby on the Conversion Date.

(c) As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate for shares of Class B Common Stock, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of shares of Class A Common Stock issuable upon such conversion. Subject to the provisions of Paragraph (A)(5) of this Article IV, in case any certificate for shares of Class B Common Stock shall be surrendered for conversion of only a part of the shares represented thereby, the Corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class B Common Stock represented by such surrendered certificate that are not being converted.

(5) Automatic Conversion of Class B Common Stock Upon Certain Events.

(a) As used in this Paragraph A(5), the following terms have the following meanings:

(i) “Initial Holder” shall mean each of Christopher Clemente and Gregory V. Benson, individually.

(ii) “IPO Date” shall mean the closing date of any initial public offering of the Class A Common Stock in a firm commitment underwritten offering that is registered with the U.S. Securities and Exchange Commission.

(iii) “Permitted Transferee” shall mean:

(AA) In the case of a holder of record of the Class B Common Stock (the “Class B Holder”) who is a natural person and the beneficial owner of the shares of Class B Common Stock to be transferred, Permitted Transferees shall include only the following:

(I) the spouse of such Class B Holder, any lineal descendant of a grandparent of such Class B Holder, or any spouse of such lineal descendent (herein collectively referred to as such Class B Holder’s “Family Members”);

(II) the trustee or trustees of a trust (including a voting trust) for the sole benefit of such Class B Holder and/or one or more of such Class B Holder’s Permitted Transferees, except that such trust may also grant a general or special power of appointment to one or more of such Class B Holder’s Family Members and may permit trust assets to be used to pay taxes, legacies, and other obligations of the Trust or the estates of one or more of such Class B Holder’s Family Members payable by reason of the death of any of such Family Members; provided, however, if at any time such trust ceases to meet the requirements of this subparagraph (II), all shares of Class B Common Stock then held by such trustee or trustees shall immediately and automatically, without further act or deed on the part of the Corporation or any person, be converted into Class A Common Stock on a share-for-share basis, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock;

(III) a corporation or similar entity wholly owned by such Class B Holder and/or such Class B Holder’s Permitted Transferees or a partnership or similar entity in which all of the general partners are, and all of the general partnership interests are owned by, such Class B Holder and/or such Class B Holder’s Permitted Transferees; provided that if by reason of any change in the ownership of such stock or general partners or general partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee of such Class B Holder, all shares of Class B Common Stock then held by such corporation or partnership shall immediately and automatically, without further act or deed on the part of the corporation or any other person, be converted into shares of Class A Common Stock on a share-for-share basis, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock;

(IV) an organization established by the Class B Holder and/or such Class B Holder’s Permitted Transferees, contributions to which are deductible for federal income, estate, or gift tax purposes (a “Charitable Organization”) and a majority of whose governing board at all times consists of the Class B Holder and/or one or more of the Permitted Transferees of such Class B Holder, or any successor to such Charitable Organization meeting such definition; provided that if by reason of any change in the composition of the governing board of such Charitable Organization, such Charitable Organization shall no longer qualify as a Permitted Transferee of such Class B Holder, all shares of Class B Common Stock then held by such Charitable Organization shall immediately and automatically, without farther act or deed on the part of the Corporation or any other person, be converted into shares of Class A Common Stock on a share-for-share basis, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class A Common Stock; and

(V) the executor, administrator, or personal representative of the estate of a deceased Class B Holder or guardian or conservator of a Class B Holder adjudged disabled or incompetent by a court of competent jurisdiction, acting in his capacity as such.

(BB) In the case of a Class B Holder who is the executor or administrator of the estate of a deceased Class B Holder or guardian or conservator of the estate of a disabled or incompetent Class B Holder, Permitted Transferees shall include only a Permitted Transferee of such deceased, disabled, or incompetent Class B Holder.

(CC) In the case of a Class B Holder holding the shares of Class B Common Stock as trustee pursuant to a trust, Permitted Transferees shall include only the following:

(I) the person who contributed such shares to such trust and any Permitted Transferee of such person, determined in accordance with Paragraph (A)(5)(a)(iii)(AA) of this Article IV; and

(II) any successor trustee of such trust who is described in the immediately preceding subparagraph (CC)(I).

(DD) In the case of a Class B Holder that is a partnership or similar entity, Permitted Transferees shall include only:

(I) any partner of such partnership who was also a partner of such partnership on the IPO Date;

(II) any person transferring shares of Class B Common Stock to such partnership after the IPO Date (to the extent of the number of shares of Class B Common Stock transferred by the transferor to such partnership); and

(III) any Permitted Transferee of such person referred to in the immediately preceding subparagraphs (DD)(I) or (DD)(II) (not in excess of the number of shares that such person is entitled to receive pursuant to this subparagraph (DD)).

(EE) In the case of a Class B Holder that is a corporation or similar entity, Permitted Transferees shall include only:

(I) any stockholder of such corporation on the IPO Date who receives shares of Class B Common Stock pro rata to his stock ownership in such corporation through a dividend or a distribution on or upon redemption of the shares of such corporation;

(II) any person transferring shares of Class B Common Stock to such corporation after the IPO Date (to the extent of the number of shares of Class B Common Stock transferred by the transferor to such corporation); and

(III) any Permitted Transferee of such stockholder or person referred to in the immediately preceding subparagraphs (EE)(I) or (EE)(II) (not in excess of the number of shares that such stockholder or person is entitled to receive pursuant to this subparagraph (EE).

(FF) An employee benefit plan sponsored by the Corporation or any of its affiliates.

(GG) Any Initial Holder.

For purposes of this Paragraph (A)(5)(a)(iii), (1) the relationship of any person that is derived by or through legal adoption shall be considered a natural one; (2) each joint owner of shares of Class B Common Stock shall be considered a Class B Holder of such shares; (3) a minor for whom shares of Class B stock are held pursuant to & Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares; and (4) unless otherwise specified, the term “person” means both natural person and legal entities.

(iv) “Transfer” shall mean any sale, assignment, transfer, gift, hypothecation or other disposition, whether voluntary or involuntary, of Class B Common Stock.

(b) No record or beneficial owner of shares of Class B Common Stock may Transfer, and the Corporation shall not register the Transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment, or otherwise, except to a Permitted transferee.

(c) Any purported Transfer of shares of Class B Common Stock not permitted hereunder shall result in the conversion of the transferee’s shares of Class B Common Stock into shares of Class A Common Stock, effective on the date on which certificates representing such shares are presented for transfer on the stock transfer record books of the Corporation; provided, however, that if the Corporation should determine that such shares were not so presented for transfer within 20 days after the date of such sale, transfer, assignment, or other disposition, the transfer date shall be the actual date of such sale, transfer, assignment, or other disposition as determined in good faith by the Board of Directors or its appointed agent. The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee. If no indication to the contrary is supplied at the time shares of Class B Common Stock are presented for transfer, the transfer shall be presumed by the Corporation to be a transfer to a person other than the Permitted Transferee.

(d) Shares of Class B Common Stock shall not be registered in “street” or “nominee” names; provided, however, that certificates representing shares of Class B Common Stock may be registered in the name of a nominee which is a Permitted Transferee. The Corporation shall note on the certificates representing the shares of Class B Common Stock that there are restrictions on transfer and registration of transfer imposed by this Amended and Restated Certificate of Incorporation.

(e) Notwithstanding anything to the contrary set forth herein, (i) upon the death or permanent disability (as determined in good faith by the Board of Directors) of either of the Initial Holders, all shares of Class B Common Stock then held by such Initial Holder shall be converted automatically into shares of Class A Common Stock on a share-for-share basis, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock; (ii) if either Initial Holder ceases to beneficially own (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at least 5% of the then-outstanding shares of Common Stock, all shares of Class B Common Stock then held by such Initial Holder shall be converted automatically into shares of Class A Common Stock on a share-for-share basis, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock; and (iii) upon a Permitted Transferee ceasing to qualify as a Permitted Transferee (and subject to the operation of Paragraph (A)(5)(f) of this Article IV) all shares of Class B Common Stock held by it shall be converted automatically into shares of Class A Common Stock on a share-for-share basis, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock.

(f) Notwithstanding the foregoing, in the event that any transferee of Class B Common Stock is not at the time of transfer or thereafter ceases to qualify as a Permitted Transferee, and within ten business days after the Corporation notifies such person that it has concluded that such person is not or has ceased to qualify as a Permitted Transferee and the bases for such conclusion, such person transfers the shares of Class B Common Stock to a Permitted Transferee, demonstrates that it is a Permitted Transferee or takes appropriate action so that it qualifies as a Permitted Transferee, then notwithstanding anything else in this Section 4.2, the shares of Class B Common Stock held by such person that converted automatically into shares of Class A Common Stock as a result of such person not being or ceasing to qualify as a Permitted Transferee shall convert back to Class B Common Stock.

(g) No Class B Holder may pledge its Class B Common Stock to a third party for any reason, including but not limited to a pledge of such Class B Common Stock as collateral security for indebtedness or a similar obligation.

(6) Further Provisions Regarding Conversions.

(a) Any dividends declared and not paid on shares of Common Stock prior to their conversion as provided above shall be paid, on the payment date, to the holder or holders entitled thereto on the record date for such dividend payment, notwithstanding such conversion; provided, however, that such holder or holders shall not be entitled to receive the corresponding dividends declared but not paid on the shares of Common Stock issuable upon such conversion.

(b) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class B Common Stock shall be entitled to receive upon conversion the amount of such security that such holder would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction.

(c) Shares of the Class B Common Stock converted into Class A Common Stock shall be retired and shall resume the status of authorized but unissued shares of Class B Common Stock.

(d) The issuance of certificates for shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax that may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(7) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversions provided for herein, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversions provided for herein and shall take all such corporate action as may be necessary to assure that such shares of Class A Common Stock shall be validly issued, fully paid and non-assessable upon conversion of all of the outstanding shares of Class B Common Stock; moreover, if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversions provided for herein, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

(8) Adjustments for Stock Splits and Stock Dividends. The Corporation shall treat the shares of Common Stock identically in respect of any subdivisions or combinations (for example, if the Corporation effects a two-for-one stock split with respect to the Class A Common Stock, it shall at the same time effect a two-for-one stock split with respect to the Class B Common Stock).

(9) Mergers, Consolidation, Etc. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock shall be exchanged for or changed into (i) the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed; provided, however, that if shares of Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A Common Stock and the Class B Common Stock differ as provided herein; or (ii) if holders of each class of Common Stock are to receive different distributions of stock, securities, cash and/or any other property, either (1) holders of Class A Common Stock shall receive an amount of stock, securities, cash and/or property per share having a value, as determined by an independent investment banking firm of national reputation selected by the Board of Directors, greater than or equal to the value per share into which or for which each share of Class B Common Stock is exchanged or changed, or (2) holders of Class A Common Stock and holders of Class B Common Stock shall receive such stock, securities, cash and/or property per share as shall be provided for pursuant to a transaction approved by the holders of a majority of Class A Common Stock and by the holders of a majority Class B Common Stock, each voting separately as a class.

(10) Going private Transaction. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, with respect to any Going Private Transaction (as defined below), the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class, with each share of Class A Common Stock and each share of Class B Common Stock entitling the holder thereof to one (1) vote. For purposes of this Paragraph (A)(10), the term “Going Private Transaction” shall mean any transaction between the Corporation and (i) an Initial Holder, (ii) any Affiliate (as defined below) of an Initial Holder, or (iii) any group including an Initial Holder or Affiliates of an Initial Holder where the participation of such person or persons in such group would cause the transaction to be deemed a “Rule 13e-3 Transaction,” as such term is defined in Rule 13e-3(a)(3), as amended from time to time, promulgated under the Exchange Act; provided, however, that the term “affiliate” as used in Rule 13e-3(a)(3)(i) shall be deemed to include an Affiliate, as defined herein. For purposes hereof, an “Affiliate” of a person shall mean (i) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with such person, and (ii) the spouse, a child or grandchild (by blood, adoption or marriage) of such person, or any trust for the benefit of one or more of the foregoing.

(B) Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.

ARTICLE V

BOARD OF DIRECTORS

(A) Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

(B) Number of Directors. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Amended and Restated Bylaws.

(C) Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

(D) Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time for cause, at a meeting called for that purpose, and only by the Affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(E) Rights of Holders of preferred Stock. Notwithstanding the foregoing provisions of this Article V, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and Other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

(F) Written Ballot Not Required. Elections of directors need not be by written ballot unless the Amended and Restated Bylaws of the Corporation shall otherwise provide.

(G) Bylaws. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the bylaws of the Corporation shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(H) Classification of Directors. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL. The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors elected by the stockholders of the Corporation in connection with the adoption of this Amended and Restated Certificate of Incorporation. At each annual meeting after the first annual meeting of stockholders, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

ARTICLE VI

LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

INDEMNIFICATION

Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all costs, expenses, liabilities and losses (including attorneys’ fees and related costs, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

(A) Procedure. Any indemnification (but not advancement of expenses) under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parries to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

(B) Advances for Expenses. Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article VII. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

(C) Procedure for Indemnification. Any indemnification or advance of expenses (including attorney’s fees, costs and charges) under this Article VII shall be made promptly, and in any event within 60 days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article VII). The right to indemnification or advances as granted by this Article VII shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article VII where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter maybe amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(D) Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administors of such person. All rights to indemnification under this Article VII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article VII is in effect. Any repeal or modification of this Article VII or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article VII, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who, following such consolidation or merger, is a director or officer of such a constituent corporation or is serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other entity shall stand in the same position under the provisions of this Article VII, with respect to the resulting or surviving corporation during the period following such consolidation or merger, as he would if he/she had served the resulting or surviving corporation in the same capacity.

(E) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other entity, against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VII; provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

(F) Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VII as to all costs, expenses, liabilities and losses (including attorneys’ fees and related costs, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VII to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE VIII

ACTION BY WRITTEN CONSENT/SPECIAL MEETINGS OF STOCKHOLDERS

For so long as either any class of the Corporation’s Common Stock is registered under Section 12 of the Exchange Act, or the Corporation is required to file periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Exchange Act with respect to any class of the Corporation’s Common Stock: (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied and (ii) special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or by the chief executive officer of the Corporation.

ARTICLE IX

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation or otherwise, (i) the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Articles V, VI, VII, VIII or IX of this Amended and Restated Certificate of Incorporation, and (ii) the rights of the Class B Common Stock may not be amended, altered, changed or repealed without the approval of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.”

*    *    *

4. The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the Board of Directors of the corporation in accordance with the provisions of Sections 144,242 and 245 of the General Corporation Law of the State of Delaware.

5. The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the written consent of the stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has causes this Amended and Restated Certificate of Incorporation to be signed by its President on this 17th day of December, 2004.

COMSTOCK HOMEBUILDING COMPANIES, INC.

/s/ Gregory Benson
Name: Gregory Benson
Title: President

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